Exhibit 99.1

Spherix Announces Adjustment to DatChat Acquisition Consideration

- Company to issue 11.5m fewer shares than initially contemplated

- Effective Purchase Price Reduction of $15m

- Renowned Cyber-Security Veteran Gregg Blattner to join the Board of Directors

New York, NY May 7, 2018, (PRNewswire) Spherix Inc. (NASDAQ: SPEX) (“Spherix” or the “Company”), today announced that the Company has negotiated amended terms of the pending acquisition of DatChat Inc., an encrypted personal privacy platform, focused on encrypted communication, internet privacy and digital rights management.

The Company’s Board of Directors determined there were material changes in the Company’s operations since the date the original merger agreement was executed. Since then, the Company has retained a computer programmer and a developer to help advance DatChat and that assistance is already being provided by Spherix. The Company has also purchased additional Etherium mining equipment to support DatChat’s efforts. Moreover, the Company now has approximately $5.2 million in cash to fund operations and further support DatChat’s development.

In addition to the above, the Company is pleased to announce that Mr. Greg Blattner has agreed to join the Spherix Board of Directions. Mr. Blattner is the Business Development Manager at Agio.  Agio (www.agio.com) is a Managed IT and Cybersecurity Services Provider that focuses on servicing finance companies. Mr. Blattner’s addition is a tremendous value to the Company, as his current company has designed, developed and commercialized cyber security services and products. Mr. Blattner’s skill set, which also includes working with developers and programmers, will help guide Spherix towards the monetization of DatChat.

Anthony Hayes, CEO of Spherix, stated, “Today’s announcement represents a substantial reduction in the price paid for DatChat and 11,538,479 shares in reduced dilution to our shareholders. We have already developed a strong partnership with DatChat and we thank them for agreeing to this amendment. We look forward to working together to grow this great technology. In addition, we are very pleased that Mr. Greg Blattner has agreed to join our Board of Directors. Mr. Blattner’s experience provides the knowledge and experience to build and commercialize a cyber security product.

Closing of the transaction is subject to usual and customary conditions for a transaction of this nature, including shareholder approval.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by participation in the development of new technology.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR

Brett Maas, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

Spherix:	Phone: 212-745-1373

Email: investorrelations@spherix.com

www.spherix.com